Exhibit 8.1

601 Lexington Avenue New York, NY 10022 United States +1 212 446 4800 www.kirkland.com	Facsimile: +1 212 446 4900

May 23, 2019
WellCare Health Plans, Inc.
8735 Henderson Road, Renaissance One
Tampa, FL 33634
Ladies and Gentlemen:

We have acted as counsel to WellCare Health Plans, Inc., a Delaware corporation (“WellCare”), in connection with the Mergers, as defined in the Agreement and Plan of Merger, dated as of March 26, 2019, by and among Centene Corporation, a Delaware corporation (“Centene”), Wellington Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Centene, Wellington Merger Sub II, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Centene, and WellCare, as amended or supplemented as of the date hereof (the “Agreement”). This opinion is being delivered in connection with the Registration Statement on Form S-4, which includes the information statement/prospectus, initially filed on May 3, 2019, as amended through the effective date thereof (the “Form S-4”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act. Unless otherwise indicated, all defined terms used herein shall have the meanings ascribed to them in the Agreement.

In rendering our opinion set forth below, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness both initially and continuing as of the effective time of the Mergers, of the facts, information, representations, covenants and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of the Agreement, the Form S-4, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition, we have relied upon the accuracy and completeness, both initially and continuing as of the effective time of the Mergers, of certain statements, representations, covenants and agreements made by WellCare and Centene, including factual statements and representations set forth in letters dated as of the date hereof from officers of WellCare and Centene, respectively (the “Representation Letters”). For purposes of rendering our opinion, we have assumed that such statements, representations, covenants and agreements are, and will continue to be as of the effective time of the Mergers and thereafter as provided for therein, true and correct without regard to any qualification as to knowledge. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the documents referred to above and the statements, representations, covenants and agreements made by WellCare and Centene, including those set forth in the Representation Letters, and we have assumed that the Representation Letters will be re-executed by the appropriate officers on the Closing Date.

WellCare Health Plans, Inc. May 23, 2019 Page 2

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such documents. We also have assumed that the transactions related to the Mergers or contemplated by the Agreement will be consummated in accordance with the Agreement and as described in the Form S-4, and that none of the terms and conditions contained therein will have been waived or modified in any respect prior to the effective time of the Mergers. If any of the above described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Agreement or the Form S-4, our opinion as expressed below may be adversely affected.

In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder (the “Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service (the “IRS”), and such other authorities as we have considered relevant, in each case, in effect on the date hereof. It should be noted that such laws, Code, Regulations, judicial decisions, administrative interpretations and other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Form S-4, the Agreement or the Representation Letters, could affect our conclusions herein.

Based upon and subject to the foregoing, and based upon the Code, the Regulations, judicial decisions, revenue rulings and revenue procedures of the IRS, and other administrative pronouncements, all as in effect on the date hereof, it is our opinion that for U.S. federal income tax purposes, the Mergers, taken together, will for U.S. federal income tax purposes constitute a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and that Centene and WellCare will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

Our opinion is not binding on the IRS or any court and there is no assurance or guarantee that the IRS or a court will agree with our conclusions.

Except as expressly set forth above, we express no opinion to any party as to any tax consequences, whether federal, state, local or foreign, of the Mergers or of any transaction related to or contemplated by the Mergers. In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion as Exhibit 8.1 to the Form S-4, and to the reference to our firm under the caption “U.S. Federal Income Tax Consequences -- Tax Consequences of the Mergers” in the the information statement/prospectus included as part of the Form S-4. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

WellCare Health Plans, Inc. May 23, 2019 Page 3

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue.

Very truly yours,

/s/ Kirkland & Ellis LLP
Kirkland & Ellis LLP